Exhibit 99.(c)(13)

By E-mail /By Mail

Dr. Thomas Werlen

Group General Counsel
Novartis International AG
Lichtstrasse 35

4056 Basel

Zurich, July 20, 2010

PN/HAM/PB

Alcon / Novartis Merger

Legal Opinion on Conflict of Interest Issues as Addressed by Prof. Hans Caspar von der Crone in his Opinion of May 27, 2010

Dear Dr. Werlen,

You have asked me to provide a legal opinion with regard to the conclusions made by Prof. Hans Caspar von der Crone in his opinion of May 27, 2010 (the “von der-Crone-Opinion” or the “Opinion”) on the intended Swiss Merger between Alcon, Inc. (hereinafter: “Alcon”) and Novartis AG (hereinafter: “Novartis”), mainly about board members which are allegedly in a conflict of interest situation.

Summed up in a nutshell, the von der Crone-Opinion makes the assumption that the board members nominated by a major shareholder are eo ipso in a conflict of interest. It argues that, because of this conflict, the Alcon board will not be able to validly decide on Novartis’ merger proposal without the Independent Director Committee’s

NOBEL & HUG

RECHTSANWÄLTE

BÜRO ZÜRICH

PROF. DR. PETER NOBEL

DR. BENNO BERNET

DR. LEO GRANZIOL*

DR. CHRISTOPH PETER

DR. PHILIPP PERREN

DIPL. MASCH. ING. ETH

DR. DIETER GESSLER

LIC. IUR. MARCO HABRIK

ZUSÄTZLICH FACHANWALT SAV ARBEITSRECHT

C. S. ANDERFUHREN-WAYNE

(J. D.) NUR IN NEW YORK ZUGELASSEN

DR. ISABEL STIRNIMANN

LIC. IUR. SANDRA SPIRIG

LIC. IUR. MICHÈLE FORSTER

DR. NINA SAUERWEIN

LIC. IUR. MICHAEL HÄUPTLI

LIC. IUR. THOMAS MEYRAT

MARKUS KAEMPF

DEUTSCHER RECHTSANWALT

LIC. IUR. PATRICIA BUSCHOR

DR. HANS-JÜRG HUG

KONSULENT

DUFOURSTRASSE 29

POSTFACH 1372

CH-8032 ZÜRICH

TELEFON +41 (0) 44 269 77 77

Fax +41 (0) 44 262 00 92

E-MAIL: INFO@NOBEL-HUG.CH

INTERNET: WWW.NOBEL-HUG.CH

EINGETRAGEN IM ANWALTSREGISTER

DES KANTONS ZÜRICH

*EINGETRAGEN IM ANWALTSREGISTER
DES KANTONS ZUG

BÜRO ZUG

DR. LEO GRANZIOL

RECHTSANWALT + NOTAR

PROF. DR. PETER NOBEL**

LIC. IUR. OLIVER HABKE

RECHTSANWALT + NOTAR

BAHNHOFSTRASSE 32

CH-6300 ZUG

TELEFON +41 (0) 41 726 07 60

Fax +41 (0) 41 726 07 66

E-MAIL: OFFICE-ZUG@NOBEL-HUG.CH

INTERNET: WWW.NOBEL-HUG.CH

EINGETRAGEN IM ANWALTSREGISTER

DES KANTONS ZUG

**EINGETRAGEN IM ANWALTSREGISTER
DES KANTONS ZÜRICH

BÜRO ST. GALLEN

PROF. DR. PETER NOBEL***

GUISANSTRASSE 36

CH-9010 ST. GALLEN

TELEFON +41 (0) 71 242 62 42

FAX +41 (0) 71 242 62 02

E-MAIL: OFFICE-SG@NOBEL-HUG.CH

INTERNET: WWW.NOBEL-HUG.CH

***EINGETRAGEN IM ANWALTSREGISTER
DES KANTONS ZÜRICH

MWST-NR. 299.284

(“IDC”) prior positive recommendation on that proposal according to article 5 section 5 of the Organizational Regulations (“OrgReg”). The Opinion considers a decision by the board without such prior recommendation as void, and incurable by the general meeting of shareholders. Such a view cannot be upheld.

A further issue is the question whether the IDC is not grossly over-emphasizing its role. The answer is yes.

In the following, I will examine these conclusions under the applicable Swiss law and based on the facts as outlined in Sec. II.

I.	Executive Summary					3

II.	Facts					5
	A.	Alcon				5
	B.	Shareholders of Alcon				5
	C.	Merger Intention				6
	D.	Members of the Board of Directors of Alcon				7
	E.	Organizational Regulation and Independent Director Committee				10
	F.	Alcon Litigation Trust				16

III.	Legal Considerations					18
	A.	The Duties and the Organization of the Board of Directors in General				18
	B.	Competences and Remedies in the Swiss Merger law of 2003				21
		1.	The Duties of the Board of Directors and the General Meeting of Shareholders in View of a Merger			21
		2.	The Remedies of the Swiss Merger Act			24
			a.	General Remarks		24
			b.	Article 105 Merger Act		25
				aa.	General Remarks	25
				bb.	Costs	26
			c.	Article 106 Merger Act		27
				aa.	General Remarks	27
				bb.	Costs	28
			d.	Article 108 Merger Act		29
				aa.	General Remarks	29
				bb.	Costs	30
	C.	Conflict of Interests Situations of Board Members				30
		1.	Conflict of Interest			30
		2.	Solutions for Conflict of Interest Situations			32
		3.	Consequences of a Decision Made by a Conflicted Board			34
		4.	Independent and Dependent (“Fiduciary”) Board Members			36
			a.	Definition and General Remarks		36
			b.	Specific Definitions of Independence		37
			c.	The Impact of the Nomination of a Board Member by a Shareholder		38

IV.	Conclusions					39
	A.	The Limitation the Competences of Independent Director Committee and the Duties of Its Members under Swiss Law				39
	B.	The Status of Board Members Nominated by Novartis Under Swiss Law				41
	C.	Consequences of a Hypothetical Conflict of Interest or Inadequate Compensation under Swiss Law				44
	D.	The Litigation Trust				46

I.              Executive Summary

1.             At the outset, it must be said that all material aspects are governed by Swiss law. This is undisputed.

2.             The conclusion of the eventual merger agreement is a non-transferable and inalienable duty of the entire board of directors and, therefore, the respective competence cannot be assigned to the Independent Director Committee. The von der Crone-Opinion’s view that “the board cannot validly decide alone [due to the conflict of interest](1)” is incompatible with the mandatory arrangement of article 716a of the Code of Obligations (“CO”). In order to be compatible with the applicable Swiss law, article 5 Section 5 OrgReg has to be interpreted as a mere recommendation to follow the IDC’s recommendation. This interpretation is also consistent with the rules that the IDC has itself adopted in its Charter.

3.             Furthermore, the Swiss Merger Act already provides for solutions to eliminate negative effects for minority shareholders. In particular, article 105 of the Merger Act specifically addresses the problem of a possible inadequate compensation. The Opinion’s view, that the Alcon board cannot validly decide on Novartis’ merger proposal without the IDC’s prior recommendation, is based on a procedural concept that embraces a confrontational approach between shareholder groups on the level of the board and the general meeting of shareholders. This concept, however, is inconsistent with Swiss Company and Merger law.

4.             With respect to the IDC, its members have, like all the other members of the board, a duty of care and a duty to safeguard the interests of the company. They are not the advocates of specific shareholders and auctioning such shareholders’ shares in a merger is not their duty. When acting for the IDC, they also have no power to represent the company. In this respect, the von der Crone-Opinion lacks any reference to the most important question, namely, whether or not the merger is in the interest of the company.

(1)  Von der Crone-Opinion, p. 9.

5.             The von der Crone-Opinion is not to be followed in its assumption that the board members nominated by Novartis would automatically be conflicted with regard to the Novartis merger proposal. First, a conflict between minority and majority shareholders does not by itself result in a conflict of interest within the board. Second, the question as to whether or not a conflict of interest exists in a certain situation has to be evaluated with a criteria-based approach that takes consideration of the specific circumstances in the specific case. In accordance with the doctrine concerning fiduciary or dependent board members, the relevant question is whether or not a board member nominated by a majority shareholder is contractually obliged to follow instructions and will generally act in the third parties’ interest. Third, based on the definitions and description of independence regulated in the Swiss Code of Best Practice for Corporate Governance, the New York Stock Exchange Rules, the Organization Regulations of the board of Alcon and the Charter, there are no reasons for excluding board members from voting on the merger agreement solely as a result of being nominated by a major shareholder.

6.             The von der Crone-Opinion’s suggestion that a decision taken by a board with a conflicted majority would be void is wrong. The view of the Opinion is not only contrary to the Swiss doctrine, but also to the practice of the Swiss Federal Court, which reflects a pragmatic view focusing on the interests of the company.

7.             Finally, the Litigation Trust Agreement, which was concluded between Alcon and the current members of the IDC, is incompatible with both Swiss Company law and the procedural provisions of the Swiss Merger Act. Within the meaning of Swiss Company law, the beneficiaries of the trust agreement are third parties. They are not a part of the company and their interests are not the interests of the company. Therefore, board members are not allowed to use company funds in order to support the interests of minority shareholders. Moreover, the Swiss Merger Act already protects minority shareholders from the potential financial burdens with respect to the remedies it offers. There is no room for the preemptive use of company funds for this purpose.

II.            Facts

A.            Alcon

8.             Alcon is a Swiss corporation, duly registered in Switzerland (Hunenberg/Canton of Zug). Its share capital amounts to CHF 60’735’861.20 and is divided into 303’679’306 nominal shares. Alcon is a producer of ophthalmology products. The corporation is listed on the New York Stock Exchange (“NYSE”).

B.            Shareholders of Alcon

9.             Nestlé S.A. (hereinafter: “Nestlé”), a Swiss stock corporation duly registered in Switzerland (Vevey/Canton of Vaud), acquired Alcon in 1978 and retained 100 percent ownership of Alcon until March 2002. In March 2002, Nestle sold 23 percent of Alcon’s shares to the public in an initial public offering (the “IPO”); Alcon has been listed on the NYSE since this time.

10.           On April 6, 2008, Nestlé and Novartis, a Swiss stock corporation, duly registered in Switzerland (Basel/Canton of Basel City), executed two agreements. On the one hand, a Purchase and Option Agreement was concluded, which gave Novartis the right to immediately purchase 25 percent of Nestlé’s Alcon stock(2) and also an option, during the period beginning on January 1, 2010 and ending on July 31, 2011,(3) to purchase the remainder of Nestlé’s Alcon stock for the call price.(4) This agreement was concluded under Swiss law (see section 10.9 of the

(2)   According to Section 2.1 of the Purchase and Option Agreement it was agreed upon that Novartis shall purchase from Nestlé, 74’061’237 Common Shares for an aggregate purchase price equal to USD 10’603’962’009.

(3)   See Section 3.1 (a) of the Purchase and Option Agreement.

(4)   Pursuant to Section 3.2 (b) of the Purchase and Option Agreement the Second Stage Purchase Price means in the event a Buyer Exercise Notice shall have been delivered [as in the current case] the Call Price. “Call Price” means an amount equal to (A) the product of (I) the number of Second Stage Shares minus 4’088’485, multiplied by (II) US $ 181.00, plus (B) 4’088’485 multiplied by $ 143.1783, plus (C) (if the Second Stage Closing Date is after 1 January 2010) interest accrued on the sum of the amounts calculated pursuant to subparts (A) and (B) at a rate per annum of 1.45% , calculated on the basis of a 360-day year, for the period from (and including) 1 January 2010 to (but excluding) the Second Stage Closing Date.

agreement). On the other hand, Nestlé and Novartis executed a Shareholders Agreement (hereinafter “Shareholders Agreement”) that, among other things, outlined the corporate relationship between Novartis and Nestlé as shareholders of Alcon. According to cipher 7.8 of the Shareholders Agreement, Swiss law shall govern the contract.

11.           On July 7, 2008, Novartis purchased 25 percent of Nestlé’s Alcon stock from Nestlé for USD 10.4 billion, or USD 143 per share. Furthermore, Novartis retained its option to purchase Nestlé’s remaining 52 percent of Alcon stock.

12.           On January 4, 2010, Novartis exercised its option to purchase the remaining 52 percent of Nestlé’s Alcon stocks for USD 28.1 billion, or USD 180 per share in cash. The closing of this transaction, which would provide Novartis with a 77 percent share of Alcon, remains subject to certain conditions and regulatory approvals. The purchase is expected to be completed in the second half of 2010.

13.           Together, the transactions for 77 percent of the Alcon stock are estimated to cost approximately USD 38.5 billion, with an average cost of USD 168 per share.

C.            Merger Intention

14.           On January 4, 2010, Novartis also announced its intention to integrate the remaining 23 percent equity stake, held by minority public shareholders(5), in order to attain full ownership of Alcon. Novartis thus announced the intention to merge Alcon with and into Novartis.

15.           The planned transaction is not a public takeover; rather, it is a Swiss merger of Alcon into Novartis whereby Alcon will be established as a new Novartis division following successful completion of the merger. As a consequence of the

(5)   These shareholders are among others Erica P. John Fund (formerly known as the Archdiocese of Milwaukee Supporting Fund), Oklahoma Firefighters Pension & Retirement System, City of Monroe Employees’ Retirement System, City of Westland Police & Fire Retirement System, Massachusetts Bricklayers and Masons Trust Funds, and Boilermakers Lodge 154 Retirement Plan.

merger, the 23 percent of Alcon’s shares traded on the NYSE and held by public shareholders would be exchanged for Novartis stock according to the exchange ratio.

16.           Both Alcon and Novartis are Swiss corporations in that they are duly incorporated in Switzerland. The foreseen transaction qualifies as a Swiss national legal merger, more specifically as a merger by absorption. Therefore, the Swiss Company and Merger law is applicable and not the Stock Exchange Act.

17.           Novartis offered a fixed exchange ratio of 2.80 Novartis shares for each remaining Alcon share. Alcon’s shareholders shall have the choice of receiving Novartis American Depositary Shares (ADSs) as merger consideration.

18.           Based on the Novartis closing share price of CHF 56.50 on December 30, 2009 (the last trading day before the announcement) and an exchange rate of CHF 1.04 = USD 1.00, this proposal represented an implied price of USD 153 per Alcon share and a 12% premium to Alcon’s unaffected publicly-traded share price.

19.           Novartis and Alcon intend to conclude a merger agreement according to which Alcon shall be absorbed into Novartis.

D.            Members of the Board of Directors of Alcon

20.           In March 2002, during which time period Nestlé (77 percent) and a minority group (23 percent) were shareholders of Alcon, the following persons were appointed as members of the board of directors of Alcon:

•      Timothy Sear, British national, in Forth Worth (US), President

•      Franciso Castañer, Spanish national, in Pully, Member

•      Peter Brabeck Lethmathe, Austrian national, in La Tour de Peilz, Vice president

•      Wolfgang Reichenberger, from Ruswil, in Chambésy, Member

•      Werner Bauer, German national, in Lutry, Member

•      James Cash, American national, in Wellesley (US), Member

•      Philip Geier, American national, in New York (US), Member

•      Lodewijk De Vink, American national, in Peapack (US), Member

•      Thomas G. Plaskett, American national, in Irving (US), Member

21.           According to cipher 2.1 (b) of the Shareholders Agreement among Nestlé and Novartis, after the First Stage Closing Date (namely after Novartis purchased 25% of Nestlé’s Alcon stock), the parties thereto shall use their reasonable best efforts to cause to be elected to the board of Alcon such individuals so that, after such election and the due qualification of such individuals as Directors, the board shall be comprised of (A) one individual nominated by Novartis, (B) five individuals nominated by Nestlé, (C) three individuals nominated by the Nominating and Corporate Governance Committee that qualify as Independent Directors and who are not Novartis Designees or Nestlé Designees and (D) the Chief Executive Officer of the Company.

22.           The Shareholders Agreement will terminate, in essence, once all Alcon shares are held by Novartis (see cipher 6.2 of the Shareholders Agreement).

23.           In July 2008, during which time period Nestlé (52 percent), Novartis (25 percent) and a minority group (23 percent) were shareholders of Alcon, the following persons were appointed as members of the board of directors of Alcon:

•      Werner Bauer, German national, in Lutry, Member

•      Lodewijk De Vink, American national, in Peapack (US), Member

•      Thomas G. Plaskett, American national, in Irving (US), Member

•      Franciso Castañer, Spanish national, in Pully, Vice President

•      Paul Polman, Dutch national, in La Tour de Peilz, Member

•      Gerhard Mayr, Austrian national, in Cairo (EG), Member

•      Cary Rayment, American national, in Colleyville (US), President

•      Paul Bulcke, Belgian national, in Montreux, Member

•      James Singh, Canadian national, in St-Légier-La Chiésaz, Member

•      Dr. Daniel Vasella, from Poschiavo, in Risch, Member

24.           In January 2010, during which time period Nestlé (52 percent), Novartis (25 percent) and a minority group (23 percent) were shareholders of Alcon and during the time period Novartis decided to exercise its option rights, the following persons were appointed as members of the board of directors of Alcon:

•      Werner Bauer, German national, in Lutry, Member (nominated by Nestlé)

•      Lodewijk De Vink, American national, in Peapack (US), Member

•      Thomas G. Plaskett, American national, in Irving (US), Member

•      Franciso Castañer, Spanish national, in Pully, Vice President (nominated by Nestlé)

•      Cary Rayment, American national, in Colleyville (US), President

•      Paul Bulcke, Belgian national, in Montreux, Member (nominated by Nestlé)

•      James Singh, Canadian national, in St-Légier-La Chiésaz, Member (nominated by Nestlé)

•      Dr. Daniel Vasella, from Poschiavo, in Risch, Member (nominated by Novartis)

•      Kevin Jay Buehler, American national, in Mansfied (US), Delegate of the board

•      Joan Whitten Miller, Canadian national, in Winchester (US), Member

•      Hermann Arnold Wirz, from Lucerne, in Pully, Member (nominated by Nestlé)

25.           On August 16, 2010, an extraordinary general shareholder meeting of Alcon will be held (according to the Shareholders Agreement, cipher 2.1 (f)). The purpose of the meeting is to hold a shareholder vote on the conditional election of directors nominated by Novartis to replace directors nominated by Nestlé if and when Novartis acquires Nestlé’s remaining 52 percent of Alcon shares. The election will only become unconditional once Novartis acquires the remaining Alcon shares held by Nestlé. The following five directors have been nominated by Novartis and are standing for election:

•      Dr. Enrico Vanni

•      Norman Walker

•      Dr. Paul Choffat

•      Dr. Urs Baerlocher

•      Dr. Jacques Seydoux

26.           These five persons were nominated by Novartis to be members of the Alcon board of directors: they shall replace five other persons that were previously nominated by Nestlé (namely Werner Bauer, Franciso Castañer, Paul Bulcke, James Singh and Hermann Arnold Wirz). Such replacement of Nestlé Designees by Novartis Designees was also concluded in cipher 2.1 (f) of the Shareholders Agreement. All five nominated candidates have management experience in the medical sector and/or in other fields.

E.             Organizational Regulation and Independent Director Committee

27.           At the time of the IPO in 2002 and every following year since then, Alcon’s annual reports have referenced the OrgReg. The most recent version of the OrgReg is dated February 2009. The Board Committees are regulated in Article V. Article V Section 1 and Section 5 read as follows:

ARTICLE V Organizational Regulations

Board Committees

Section 1. General. The Board may appoint Board Committees for specific areas from among its members. Together with their appointment, the Board shall establish the appropriate rules with respect to the mission, the authority and the reporting of the pertinent Board Committee.

All members of the Board are invited to attend any meetings of any of the Board Committees and, upon request of the chairman of such Board Committee, will receive all material distributed to such Board Committee members.

Notwithstanding the generality of the above, the following permanent Board Committees shall be appointed.

Section 5. Independent Director Committee. If any of the following transactions is proposed to be taken by the Company, the Board shall form a special committee of no less than three independent directors as defined under the NYSE Rules who shall be responsible for protecting the interests of the minority shareholders of the Company. The Board shall only resolve such matters if a majority of the members of Independent Director Committee so recommends. Such matters are

(a) a proposed merger, takeover, business combination or related party transaction of the Company with the Majority Shareholder or any group company of the Majority Shareholder;

(b) a proposed bid for the shares of the Company by any entity owning a majority of the Company’s outstanding voting rights;

(c) a proposed repurchase by the Company of all the shares not owned by an entity owning a majority of the outstanding voting rights of the Company; or

(d) any change to the powers and duties of the Independent Director Committee.

28.           In December 2008, shortly after the purchase by Novartis of the 25 percent of the Alcon shares, the Alcon board created a formal standing committee of independent directors, consisting of Thomas G. Plaskett, Lodewijk de Vink and Joan Miller (collectively: “Independent Director Committee” or “IDC”). According to the Independent Director Committee Charter dated December 9, 2008 (hereinafter: “Charter”) “each member of the Committee shall be “independent” under the listing standards of the New York Stock Exchange.” The New York Stock Exchange Rules provide for a certain number of independent directors for listed companies(6) (see 303A.01). An independent director is one who is “affirmatively” found, via a board determination, to have “no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).”(7)

(6)   Prior to November 25, 2009, three independent directors were required. As of November 25, 2009, listed companies must have a majority of independent directors.

(7)   NYSE Listed Company Manual, http://nysemanual.nyse.com/lcm/help/lcm-rules-map.html; as of November 25, 2009, the NYSE Listed Company Manual, section 303A.01 provides that listed Companies “must have a majority of independent directors” The definition of an independent director is elaborated in section 303A.02 of the Manual with commentary thereto.

29.           The purpose of the IDC is set forth in its Charter. It extends the scope given under the OrgReg and reads as follows:

“The purpose of the Independent Director Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcon, Inc. (the “Company”) is to serve as a disinterested body with respect to transactions involving one or more major shareholders of the Company (such transactions hereinafter referred to as “Special Transaction”) with a view to protect the interests of both the Company and the minority shareholders of the Company.”

30.           According to the Charter the IDC has, inter alia, the following authority and responsibilities:

“2. The Committee shall have authority and responsibility for evaluating any proposed Special Transaction. The Committee shall report its evaluation to the Board. In particular, it shall:

• evaluate and advise on Special Transactions as to feasibility, compliance with applicable laws and regulations, structuring and protection of the interests of both the Company and the minority shareholders;

• give its views as to any significant issues relating to a Special Transaction;

• provide a recommendation to the Board as to the position it should take with respect to a Special Transaction;

• oversee, as appropriate, the implementation of a Special Transaction.

3. The Committee shall make recommendations for approval by the Board as to measures to be taken for the safeguard of interests of both the Company and the minority shareholders with respect to a Special Transaction.”

31.           Furthermore, the Organizational Regulations of February 2009 regulate in Article VIII the Conflict of Interest. The article reads as follows:

ARTICLE VIII Organizational Regulations

Conflict of Interest

Section 1. Definitions. For purposes of Articles VIII [see hereinafter] and IX [Interests in Shares and Options(8)]

(a) Conflicting Interest shall mean any interest a Board member may have with respect to a matter due to the fact such Board member or a Related Person (as hereinafter defined) has a financial or non-financial interest (including but not limited to an interest with respect to such matter for a Related Person that is detrimental to the Company or at conflict with the interests of the Company (Competitive Interest)) in, or is otherwise closely linked to, the matter, and such interest is of such significance to the Board member or a Related Person that the interest would reasonably be expected to interfere with the Board member’s judgement if he were called upon to participate in discussions of the Board or any Board Committee relating to, or vote on, the matter.

Concerning this wording, the question arises as to whether board members nominated by Nestlé and/or Novartis are “designees” of these corporations.

(b) Related Person of a Board member means

(i) the spouse (or a parent or sibling thereof) of the Board member, or a child, grandchild, sibling, parent (or spouse of any thereof) of the Board member, or an individual having the same home as the Board member, or trust or estate of which an individual specified in this clause (i) is a substantial beneficiary;

(ii) a trust, estate, incompetent or minor of which the Board member is a trustee, administrator or guardian; or

(iii) one of the following persons or entities: (A) an entity of which the Board member is a director, general partner, agent, major shareholder, employee or designee of such person or entity to the Board; (B) a person that controls one or more of the

(8)   This article deals amongst others with the obligation of a board member to disclose his/and any Related Person’s shareholdings in the Company and holding of options to purchase shares of the Company.

entities specified in subclause (A) or an entity that is controlled by, or is under common control with, one or more of the entities specified in subclause (A); or (C) an individual who is a general partner, principal or employer of the Board member.

Section 2. General. A Board member who believes that he may have a Conflicting Interest (Conflicting Director) which involves the Company shall inform the Chairman of the fact and the nature of the Conflicting Interest as soon as he becomes aware of such Conflicting Interest. In the event that the Chairman becomes aware of a Board member’s potential Conflicting Interest, the Chairman shall promptly contact the potentially Conflicting Director and discuss with the Conflicting Director the nature and extent of such Conflicting Interest. Upon receipt of the notice that a Board member has a Conflicting Interest, or upon the Chairman becoming aware of a Conflicting Interest of a Board member, the Chairman will implement the appropriate measures to ensure that the interests of the Company are adequately protected. The Chairman will resolve to what extent the Conflicting Director shall be excluded from information and deliberations relating to the matter giving rise to the Conflicting Interest. At the next meeting of the Board, the Chairman shall inform the Board about the Conflicting Interest and the measures taken in order to adequately protect the Company. To the extent that a Board member disagrees with the conclusion that a Conflicting Interest exists or with the measures taken to address such Conflicting Interest, he may request that the Board consisting of non-Conflicted Directors only shall resolve as to the issue of the existence of a Conflicting Interest and the measures to be taken. In the event that the Chairman is the Conflicting Director, the Chairman or any Board member who becomes aware of the Conflicting Interest shall inform the Board about the Conflicting Interest and, following a discussion with the Chairman, the members of the Board other than the Chairman shall determine the appropriate measures to take to protect the Company’s interests and determine to what extent the Chairman shall be excluded from pertinent information, the deliberations and the voting relating to the matter giving rise to the Conflicting Interest. Subject to any applicable statutory provisions to the contrary, a Board member shall not be disqualified by his office from entering into any contract with the Company (either with regard to his tenure of any office or position with the Company, or as vendor, purchaser or otherwise).

Section 3. Duty to Abstain. Members of the Board shall abstain from exercising their voting rights in matters involving a Conflicting Interest; it being understood that they shall abstain from participating in, or receiving any information in respect of, any item or matter brought before the Board or any Board Committee in which they may have a Competitive Interest. If a Board member is required to abstain from voting in a matter, he shall not be counted in the quorum of the meeting in question. In addition, such Board member, as well as the other members of the Board, shall use their respective best efforts to ensure that the Board member with the Conflicting Interest does not receive any non-public, proprietary and/or confidential information with respect to such matter. In particular, and without limitation to the foregoing, a Board member shall not vote or be counted in the quorum of the meeting in respect of any resolution concerning the following matters:

(a) his own appointment, including fixing and varying its terms;

(b) the termination of his own appointment as the holder of any office with the Company or any other company in which the Company holds an equity interest;

(c) any transaction in which he or any Related Person is an interested party.

Notwithstanding the provisions of the foregoing paragraph, a director shall be entitled to vote and be counted in the quorum on:

(a) any issue or offer of securities of the Company in respect of which the director or any Related Party is or may be entitled to participate in their capacity as holder of any such securities;

(b) any contract in which he or any Related Party is interested only by virtue of his interest in securities of the Company;

(c) any contract concerning pension fund or retirement, death or disability benefits schemes under which he may benefit and which affords to directors only those privileges and advantages which are generally afforded to the employees to whom the fund or scheme relates;

(d) on any proposal regarding the stock incentive plan which relates both to directors and employees and affords to any directors only those privileges and advantages which are generally afforded to the employees to which the scheme relates; and

(e) any contract concerning the purchase or maintenance of insurance for any director or officer of the Company against any liability.

32.           It must be stressed that the Organizational Regulations and the Charter are subject to Swiss law, since they regulate the organization of Alcon (a Swiss company). As a consequence thereof, the Swiss Code of Obligations is applicable.

F.             Alcon Litigation Trust

33.           By resolution of July 7, 2010, Alcon’s board duly authorized the creation of a trust. The trust shall allegedly facilitate the performance of the mandate of IDC, particularly in connection with any transaction between Alcon and, inter alia, a shareholder that, immediately prior to such transaction, holds a majority of Alcon’s shares (“Protected Transaction”). In the present case the merger proposal announced by Novartis on January 4, 2010, is affected.(9)

34.           On July 7, 2010, the Alcon Litigation Trust Agreement (hereinafter “Trust Agreement”) was concluded between Alcon, as Grantor, and Thomas G. Plaskett, Joan W. Miller and Lodewijk J.R. de Vink, as “Trustees” (hereinafter “Trustees”). The Trustees are currently members of the board of Alcon as well as members of the IDC.

35.           The trust has been funded with USD 50 million that has been contributed by Alcon (“Trust Property” ).(10) Article 2.1. of the Trust Agreement determines who the beneficiaries of the Alcon Litigation Trust are (hereinafter “Litigation Trust”) and states as follows:

“ARTICLE II Beneficiaries

2.1 Beneficiaries. The Trust Property shall be held solely for the benefit of the Public Minority Stockholders (the “Beneficiaries”).”

36.           The purpose and operation of the Litigation Trust is regulated in article 3 of the Litigation Trust Agreement. This article reads as follows:

(9)   See Preamble of the Alcon Litigation Trust Agreeement dated as of July 7, 2010, by and between Alcon, Inc. (as Grantor) and Thomas G. Plaskett, Joan W. Miller and Lodewijk J.R. de Vink (as Trusteees).

(10) See article 1.1 of the Trust Agreement in connection with Schedule A.

ARTICLE III

Purposes and Operation

3.1 Purposes of Trust. This Trust is established to protect the interests of the Company and the Public Minority Stockholders in connection with a Protected Transaction by providing (by a cash payment, a bank guarantee or otherwise) the financial means to pay any and all costs, fees, expenses and liabilities incurred in connection with the initiation (including, without limitation, the preparation and submission of any anticipatory statement of defense or any other similar protective measures), defense or maintenance of any Litigation (such costs, fees, expenses and liabilities, the “Appropriate Litigation Expenditures”).

“Litigation” means any litigation involving the Trustees, the Company, one or more members of the Board and/or the IDC, one or more stockholders of the Company or any other person in a court of competent jurisdiction and that is in connection with a Protected Transaction and related matters.

Appropriate Litigation Expenditures may include (i) any amount that a competent court requires a claimant to post or pay prior to initiating, or while defending or maintaining, any Litigation, including, without limitation, (a) any advancement for judicial costs, (b) any bond or other security for the counterparty’s indemnity and (c) any security for counterparty’s theoretical financial prejudice if any interim relief granted ultimately proves unjustified (clause (i), collectively, “Court Costs”) and (ii) (a) any costs that are paid to initiate, defend or maintain any Litigation (other than Court Costs), (b) any legal fees or other fees and expenses, including, without limitation, fees of expert witnesses, incurred by the claimant or defendant in connection with any Litigation and (c) any disbursements incurred in connection with any Litigation, including, without limitation, any fees payable to Novartis or any other third party pursuant to a court award or decision rendered in favor of Novartis or such other third party in connection with any Litigation (clause (ii), collectively, “Fees, Expenses and Liabilities”).

3.2 (...)”

37.           Furthermore, the Trust Agreement is subject to the exclusive jurisdiction of the State of New York and governed by and construed in accordance with the laws of the State of New York.(11)

(11) See article 12.2 of the Trust Agreement.

III.           Legal Considerations

A.            The Duties and the Organization of the Board of Directors in General

38.           According to article 716 para. 1 CO, the board of directors is authorized to make decisions on all matters which are not allocated to the general meeting of shareholders. According to article 717 para. 1 CO, board members have to carry out their duties with due care (“duty of care”) and must duly safeguard the interests of the company (“duty of loyalty”).

39.           The interest of the company defines a board member’s duty of loyalty. It has to be stressed that while a clear and all encompassing definition of the interests of the company in the sense of article 717 para. 1 CO does not exist, opinions concur that the interests of the company are not equivalent to the interests of its shareholders.(12) The corporation is an entity itself; the shareholders are third parties. A corporation is by no means a “flow-type heater” for shareholders.(13) The disadvantage of the very general provision on fiduciary duties regulated in article 717 para. 1 CO is that, on the one hand, it could lead to inflated expectations and, on the other hand, the concrete diversifications of this important duty can hardly be extrapolated from the dry phrase providing that one “must duly safeguard the interest of the company”. Thus, Swiss Company law has not embraced the concept of a “fiduciary duty” between the board of directors and the shareholders.(14) The board of directors is mandated with the ultimate management of the long term interests of the company and not with the maximization of short-

(12) See LAMBERT, Das Gesellschaftsinteresse als Verhaltensmaxime des Verwaltungsrates der Aktiengesellschaft, Diss. Berne 1992, p. 52, 219.

(13) BÖCKLI, Schweizer Aktienrecht, Zurich 2009, p. 1779.

(14) BÖCKLI, op.cit., p. 1803; PETER, Ausgewählte Aspekte des Übernahmerechts: sneaking tactics, level playing field und Auktionspflicht, SZW 82 (2010), p. 184.

term shareholder gains.(15) As a consequence of this fundamental principle, there is also no duty to auction during takeover procedures.(16)

40.           Article 716a CO stipulates the non-transferable and inalienable duties of the board of directors. The provision reads as follows:

“Article 716a CO

1 The board of directors has the following non-transferable and inalienable duties:

1. the ultimate management of the Company and the giving of the necessary directives;

2. the establishment of the organization;

3. the structuring of the accounting system and of the financial controls as well as the financial planning insofar as this is necessary to manage the Company;

4. the appointment and removal of the persons entrusted with the management and the representation;

5. the ultimate supervision of the persons entrusted with the management, in particular, in view of compliance with the law, the articles of incorporation, regulations, and directives;

6. the preparation of the business report as well as the preparation of the general meeting of shareholders, and the implementing of its resolutions;

7. the notification of the judge in the case of overindebtedness.

2 The board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. It shall provide for adequate reporting to its members.”

41.           Non-transferable and inalienable duties have to be fulfilled by the entire board of directors. Only the preparation and the implementation of non-transferable duties may be assigned to a committee (article 716a para. 2 CO). The duty to decide in such matters rests with the board of directors as an institution. It cannot transfer or assign its duty to decide with respect to non-transferable and inalienable issues.(17) With respect to transferable duties, delegation is possible in accordance with organizational regulations (article 716b para. 1 CO). The board may

(15) PETER, op.cit., p. 184.

(16) PETER, op.cit., p. 184 with further references in footnote 60.

thus delegate its powers to manage the company to a management body consisting either of board members or third persons (management). For such a delegation, the law requires organizational regulations, which are described in article 716b para. 2 CO. The original idea with regard to such rules had the aim to identify the right persons in cases of a violation of respective duties. (Therefore, such organizational rules — even though they comprise an internal document — are accessible to shareholders and creditors upon request). Swiss practice has developed these organizational regulations further and uses them, at same time, to organize the board and its functions. However, these rules remain internal documents, and do constitute part of the bylaws. They do not convey any rights to shareholders and creditors.

42.           A committee that is established on the basis of the organizational regulations is an internal sub-body; it has no right and no legal possibility to act externally and represent the company. It has no powers to negotiate on behalf of the company. A committee is not entitled to control, block or challenge the steps of a merger. It may simply recommend for or against the merger terms. The organizational regulations, as an internal document, can be changed by the board of directors at any time; the board is even obliged to constantly amend the organizational regulations.(18) This holds true in all cases, and it applies in particular where regulations that are in conflict with Swiss Company law have been issued. The board is also not bound in the issuance of rules by the committee itself. Furthermore, there is no provision that prohibits a board to change the rules during a transaction. We are concerned with Company law and not with a sporting event.

43.           Finally, it should be noted that shareholders have no duty of loyalty vis-à-vis the company.(19) As an extension of this principle, majority shareholders do not have to consider the interests of minority shareholders when voting at the general meeting, and vice versa. They can also not be forced to abstain from voting for

(17) Basle Commentary-CO II-WATTER/ROTH PELLANDA, Basle 2010, article 716a margin no. 37.

(18) BÖCKLI, op.cit., p. 1667.

(19) BÖCKLI, op.cit., p. 30, 1802.

the same reasons. The minority protection against decisions of the general meeting shall be achieved via the right to challenge resolutions according to article 706 CO.

B.            Competences and Remedies in the Swiss Merger law of 2003

1.             The Duties of the Board of Directors and the General Meeting of Shareholders in View of a Merger

44.           The planned transaction qualifies as a Swiss national legal merger, more specifically as a merger by absorption (article 3 para. 1 lit. a Merger Act), under chapter 2 (articles 3-28) of the Merger Act. In conducting a merger, it is required that the shares and membership rights are safeguarded. Article 7 para. 1 Merger Act reads as follows:

“Article 7 Merger Act Protection of Equity and Membership Rights

1 Members of the transferring legal entity are entitled to equity and membership rights in the acquiring legal entity, which correspond to their former equity or membership rights, having regard to the net assets of the legal entities involved in the merger, the allotment of voting rights, as well as all other relevant circumstances.

(...)”

45.           The Boards of Directors of the legal entities involved in the merger have to conclude a Merger Agreement (article 12 para. 1 Merger Act).

“Article 12 Merger Act Conclusion of Merger Agreement

1  A merger agreement shall be entered into by the supreme administrative or management bodies of the legal entities involved in the merger.

2  The merger agreement shall be in writing and approved by a general meeting or the members respectively of the legal entities involved (Article 18).”

46.           The preparation of a merger agreement can be delegated to committees or external persons (see article 716a CO), but the conclusion of the merger agreement and the respective decision are, already by the wording of Art. 12 of the Merger

Act, non-transferable and inalienable duties of the entire board of directors.(20) Therefore, the decision to conclude a merger agreement cannot be delegated to a committee and, as a consequence, provisions requiring the ultimate approval of a committee with regard to the approval of a merger are invalid. The boards of directors of the involved companies also have to prepare a merger report that describes the essential legal and business elements of the merger (article 14 Merger Act). Furthermore, a special auditor has to audit the merger agreement, the merger report and the underlying balance sheets (article 15 Merger Act). The audit includes an opinion on “whether the share exchange ratio is reasonable” (article 15 para. 4 lit. b Merger Act).

47.           The merger must then be submitted to the general meeting of shareholders of the involved corporations (article 12 para. 2 Merger Act): An affirmative vote of two-thirds of votes represented at the meeting and the absolute majority of the par value of shares represented at each shareholder meeting is required for approval. All shareholders are entitled to vote their respective shares at the shareholders meetings (article 18 para. 1 lit. a Merger Act). The general meeting of shareholders thus holds the competence of approval.(21) This competence corresponds with the general rules of Swiss Company law. As the Merger leads to the eventual dissolution of the transferring entity, it has to be approved by the general meeting of shareholders.

48.           It must be pointed out that the interests of the minority shareholders were considered when issuing the Merger Act. Article 1 para. 2 Merger Act reads as follows:

“Article 1 Merger Act Purpose

1 (...)

2 [This Act] ensures predictability and transparency and protects creditors, employees and minority shareholders.

3 (...)”

(20) SCHNELLER, Die Organe einer Aktiengesellschaft bei einer ordentlichen Fusion, Diss. St. Gallen 2006, p. 63 et seq. with further references in footnote 359.

(21) AMSTUTZ/MABILLARD, Fusionsgesetz (FusG) Kommentar, Basle 2008, article 12 margin no. 13.

49.           However, the legislature did not provide for privileged votes. Instead, it consciously decided to protect the minority shareholders by providing them with the appraisal claim remedy within the meaning of article 105 of the Merger Act (see below). Such remedy ensures that the principle of the continuity of the membership is protected.

50.           Thus, the Merger Act assigns specific competences to the supreme administrative or management bodies of a company and leaves no room for divergent internal regulations when it comes to the principal decisions concerning a merger. In addition, the Merger Act provides for transparency in order to give shareholders the full picture, not only with respect to their vote in the general meeting but also as a basis for their decisions regarding the remedies provided by the Merger Act, in particular by article 105 of the Merger Act.(22)

51.           The problem of minority protection with respect to mergers is tackled by the Merger Act on the level of the exchange ratio and gives the final word to the judge. This approach is dogmatically very different from the one followed by US law, where committees of independent directors who negotiate the merger with the major shareholder are common and where the approval of the merger often depends on the “majority of the minority” in the general meeting of shareholders.(23) However, the Swiss approach, as stipulated by the Merger Act, is consistent with the general principles of the organization of a company that are regulated in the CO. As previously mentioned, these principles are, to a great extent, mandatory, and, therefore, a Swiss company cannot switch to the American system through the internal regulation of the board.

(22) MÖHRLE, Delisting — Kapitalmarktrechtliche, gesellschaftsrechtliche und umstrukturierungsrechtliche Aspekte, Diss. Zurich 2006, p. 249.

(23) MAUERHOFER, Squeeze-Out Merger, Diss. Berne 2009, p. 93.

2.             The Remedies of the Swiss Merger Act

a.             General Remarks

52.           The Swiss Merger Act contains a full range of legal remedies for minority shareholders in chapter 9 of the Merger Act; these include the examination of the fairness of an exchange ratio (article 105 of the Merger Act), the objection against a merger (articles 106 and 107 of the Merger Act) and the pecuniary sanctions against directors not fulfilling their duties of loyalty and care (article 108 of the Merger Act). The articles read as follows:

“Article 105 Merger Act

1  If, in case of a merger, a demerger or a transformation, equity rights or membership rights are not adequately preserved or the compensation payment is inadequate, each partner shall be entitled to request the court, within two months from the publication of the resolution on the merger, demerger or transformation, to fix an adequate compensation payment. With respect to the fixing of the compensation payment, Article 7, paragraph 2 does not apply.

2  The court judgment shall be binding for all the partners of the legal entity involved provided they find themselves in the same legal position as the plaintiff.

3 The costs of the proceedings shall be borne by the acquiring legal entity. If justified by special circumstances, the court may impose the costs, in full or in part, on the plaintiffs.

4  The action for the examination of whether equity rights and membership rights are preserved does not prevent the resolution on the merger, demerger or transformation from becoming legally effective.”

“Article 106 Merger Act Principle

1  If the provisions of this law have been violated, partners of the legal entities involved who have not approved the resolution on the merger, demerger or transformation are entitled to challenge the resolution within two months from the publication in the Swiss Official Commercial Gazette. If no publication is necessary, the time period begins on the adoption of the resolution.

2  Partners may challenge the resolution also if it has been adopted by the supreme managing or administrative body.”

“Article 107 Merger Act Consequences of Defects

1  If a defect can be remedied, the court grants the legal entities involved a time period to do so.

2  If the defect is not remedied within the granted time period or if it cannot be remedied, the court sets aside the resolution and orders the necessary measures.”

“Article 108 Merger Act

1  All parties involved in the merger, the demerger, the transformation or the transfer of assets and liabilities shall be liable to the legal entities, the individual partners and to the creditors for the damage they caused by intentional or negligent breach of their duties. The responsibility of the founders remains reserved.

2  All parties involved in the audit of the merger, the demerger or the transformation shall be liable to the legal entities, to the individual partners and to the creditors for the damage they caused by intentional or negligent breach of their duties.

3  Articles 756, 759 and 760 of the Code of Obligations apply. In the case of bankruptcy of a joint stock company or a cooperative society, Articles 757, 764, paragraph 2, 827 and 920 of the Code of Obligations apply by analogy.

4 The liability of persons acting for a public law institution is governed by public law.”

b.             Article 105 Merger Act

aa.           General Remarks

53.           Article 105 of the Merger Act is the appropriate remedy for the violation of the principle of the continuity of the membership that is provided for in article 7 of the Merger Act and is applicable to all types of mergers.(24)

54.           The appraisal claim remedy under Article 105 of the Merger Act provides that shareholders of entities participating in a merger who believe they were treated unfairly by the terms of the exchange may institute a lawsuit and therewith request a Court to examine the membership and equity rights as well as any compensatory payment allocated to them; further, they may ask for a determination

(24) AMSTUTZ/MABILLARD, op.cit., article 105 margin no 15; BAHAR, Commentaire LFus, Geneva 2005, article 105 margin no 1.

as to whether these correspond to the rights of the shareholders prior to the transaction, in particular, whether the consideration received in the merger is fair.

55.           When determining the share exchange ratio, the net assets of the legal entities involved in the merger, the allotment of voting rights, as well as the other relevant circumstances have to be considered (see Article 7 of the Merger Act). The statute specifically provides that the net assets of the legal entities must be considered. There are different methods of assessing the value of a share or of a company. Swiss Corporate law generally assumes that the value of a share may be determined objectively. If the company that has to be evaluated is listed, then the appraisal can be made based on the stock market price (often in connection with other valuation methods).

56.           It must therefore be noted that Swiss law assumes that the true value for a company and hence a fair share value might be assessed (see also article 685b CO).

57.           If the suit is founded, the judge will determine the amount of the additional compensatory payment that is necessary to offset the shareholders’ losses.

bb.          Costs

58.           According to article 105 para. 3 of the Merger Act, the costs of proceedings shall be borne by the acquiring entity. This includes the court costs and the compensation for the winning party.(25) This rule constitutes an exception to the principle of Swiss Civil Procedure law, according to which the costs are to be paid by the losing party (see § 38 and 40 para. 1 of the Code of Civil Procedure of the Canton Zug (ZCCP) and article 106 in connection with article 95 para. 1 of the future Swiss Code of Civil Procedure(26)). The exception is intended to remove thresholds for reasons of social protection, and it takes into account that the

(25) EMCH, System des Rechtsschutzes im Fusionsgesetz, Diss. Berne 2006, p. 166.

(26) The unified Swiss Code of Civil Procedure (SCCP) will enter into force on January 1, 2011, and will replace the cantonal codes of civil procedure.

claimant pursues the rights of other shareholders.(27) However, as an exception to the exception, the Court may decide that the claimant shall bear all or part of the costs if particular circumstances justify it (article 105 para. 3 of the Merger Act). This is notably the case if the complaint is obviously unfounded and if the claimant was aware of the unfoundedness.(28)

59.           It should be noted that, regarding the attorney’s fees, Art. 12 lit. e of the Federal Act on Attorneys-at-Law prohibits contingency fees or similar arrangements. While a client and an attorney can agree to a premium, in the event of a successful outcome of a lawsuit, in addition to the agreed basic fee (up to 10% as the practice now stands), agreements in which the compensation of the attorney “depends on the success of the service” are prohibited.(29) In any case, a conventional lawyer’s fee must be charged. Conventional lawyer’s fees are assessed by the court and they generally must be borne by the same party that bears the court costs. For the litigation of a case having an amount in dispute of CHF 200 mio., the total costs of the proceedings (court costs and assessed lawyer’s fees for the first instance, the cantonal appeal and the appeal to the Federal Court) would not exceed CHF 10 mio.

c.             Article 106 Merger Act

aa.           General Remarks

60.           The challenge to resolutions under article 106 of the Merger Act provides that shareholders who did not vote for a reorganization decision can sue to have it annulled by the judge if they can prove that it breached the provisions of the Merger Law. The consequences are regulated in article 107 of the Merger Act, which stipulates that the resolution is only set aside if the defect cannot be remedied. An action under article 106 of the Merger Act is possible if the disputed

(27) EMCH, op.cit., p. 166.

(28) EMCH, op.cit., p. 166.

resolution (i.) violates the law (merger law, corporation law, etc.) or the articles of incorporation and (ii.) if the plaintiff shareholder has not voted for the decision.

61.           The relationship between article 105 and 106 of the Merger Act has not been regulated in the Merger Act. The question must therefore be resolved according to the general principles of law in particular the principle of lex specialis derogat legi generali.(30) In case the alleged breach is a violation of article 7 of the Merger Act (equity rights or membership rights are not adequately preserved or the compensation payment is not adequate), the appraisal claim remedy is a lex specialis in comparison to article 106 of the Merger Act.(31) Consequently, the challenge to resolutions is excluded by the appraisal claim remedy. In contrast, if the contentious resolution does not concern the exchange ratio or the compensatory payment, the challenge of the resolution under 106 of the Merger Act will again be possible.(32)

bb.          Costs

62.           The Merger Act does not provide for a specific regulation concerning the costs of proceedings with respect to the challenge claims of article 106 of the Merger Act. However, Swiss doctrine holds that article 706a para. 3 CO should apply per analogiam.(33) Article 706a para. 3 CO provides for another exception of the above-mentioned “loser pays-rule”. The provision reads as follows:

(29) FELLMANN/ZINDEL, Anwaltsgesetz, Zurich/Basle/Geneva 2005, p. 175.

(30) BAHAR, op.cit., article 105 margin no. 5. The principle of lex specialis derogates generalis basically holds that when two or more laws contradict, the more specific law has precedence over the general law. It is often shortened to lex specialis.

(31) Basle Commentary MA-DUBS, Basle 2004, article 106 margin no 7 et seq.; EMCH, op.cit., p. 167 et seq.; Handkommentar zum Schweizer Privatrecht, KURTH, article 105 margin no 2; Zurich Commentary MA-MEIER-DIETERLE, Zurich 2004, Vor Art. 105 — 108 margin no 4; BAHAR, op.cit., article 105 margin no 6 Gozzi, Schutz der Aktionäre bei Fusion and Spaltung gemäss Fusionsgesetz, Diss. Zurich 2009, p. 256, with further references; AMSTUTZ/MABILLARD, op.cit., article 105 margin no 6.

(32) AMSTUTZ/MABILLARD, op.cit., article 105 margin no 6; BAHAR, op.cit., article 105 margin no 6.

(33) EMCH, op.cit., p. 219.

“Article 706a CO, Procedure

1-2 (...)

3 If the suit is dismissed, the judge shall allocate the costs in his own discretion between the Company and the plaintiff.”

63.           Accordingly, the judge renders a decision concerning the costs of the proceedings if the claimant loses the suit. He will take into consideration, inter alia, the chances of success at the time of the filing of the suit, the behavior of the company and the information available to the claimant.(34)

d.             Article 108 Merger Act

aa.           General Remarks

64.           Article 108 of the Merger Act stipulates a responsibility regime for the individuals involved in reorganizations and those who verify them, towards the subjects, the partners and the creditors. It requires the realization of four conditions: (i.) a breach of a duty; (ii.) a fault, (iii.) a damage and (iv.) a causal connection between the breach of duty and the damage.(35)

65.           Again, the Merger Act does not regulate the relationship between articles 105 and 108 of the Merger Act. As claims based upon these provisions are brought against different defendants (the corporation under article 105 of the Merger Act, respectively the officers and directors under article 108 of the Merger Act) and as the provisions have different purposes (avoidance of a resolution and reparation of damage), claims based on articles 105 and 108 can, in principle, be brought in parallel.(36) But, if the alleged breach is a violation of article 7 of the Merger Act, the damage can, in principle, be fully repaired under the appraisal claim remedy. Thus, an action under article 108 of the Merger Act will be

(34) Basle Commentary-CO II-DuBs/TRuFFER, op.cit., article 706a margin no 10.

(35) Zurich Commentary MA-BERETTA, op.cit., article 108 margin no 29-42; TRIGO TRINDADE, Commentaire LFus, Geneva/Zurich/Basle 2005, article 108 margin no 89.

(36) JUCHLI, Die Verantwortlichkeit bei Unternehmensumstrukturierungen, p. 83.

rejected due to a lack of damage.(37) Therefore, if the alleged breach concerns the equity rights and membership rights, article 108 of the Merger Act is subsidiary in relation to article 105 of the Merger Act and applies only if there is a remaining damage.(38)

bb.          Costs

66.           In principle, the “loser pays-rule” applies to lawsuits based on article 108 of the Merger Act. However, if the shareholder, based upon the factual and legal situation, had sufficient cause to file the lawsuit, the judge may divide the costs, in his discretion, between the claimant and the company (article 105 para. 3 of the Merger Act in connection with article 756 para. 2 CO).

C.            Conflict of Interests Situations of Board Members

1.             Conflict of Interest

67.           With regard to potential conflict of interest situations of members of the board of directors, it has to be stressed that the interests a board member is obliged to observe and which can conflict with or affect personal interests of the board member are the interests of the company.(39) As mentioned above, the interests of the company are not the same as and shall not be confused with the interests of the shareholders or specific shareholders. A conflict between minority and majority shareholders, for example, does not by itself result in a conflict of interest within the board, and such conflicts are not conflicts of interest within the meaning of Swiss Company law. Therefore, a clear distinction must be drawn between the interest of a company concerning a merger and the interest of a minority share-

(37) BAHAR, op.cit., article 105 margin no 11.

(38) BÖCKLI, op.cit., p. 432 et seq.; JUCHLI, Die Verantwortlichkeit bei Unternehmensumstrukturierungen, p. 83-84.

(39) See FCD 130 III 213, 219.

holder to obtain an adequate exchange ratio. It is true that there are aspects of interlinkage. These may, however, work both ways. An exchange ratio that is too high might render a merger project economically unviable.

68.           Furthermore, a distinction must be made, in a second step, between true conflict situations and situations where a board member is merely affected by the consequences of a decision.(40) With respect to the latter, a board member cannot be absolved from his duty to vote by internal regulations, pursuant to which board members affected by a decision should abstain from the vote. As a general principle, every board member can (and must) vote even in matters in which he has personal interests, which might more or less contradict the interests of the company.(41) By intentionally or negligently abstaining from his vote, a board member can be held liable for eventual damages caused by the abstention. The duty to vote in a case of a mere contact of interest is accentuated in cases where the decision concerns a non-transferable duty of the board as the board cannot delegate the decision to third persons who do not have such contacts of interests.

69.           The question of whether or not a board member has a conflict of interest (as opposed to a mere consequence bearing) in a specific situation is often difficult, and neither the law, nor court decisions, doctrine, self regulation or international standards have established a definitive answer to this question.(42) BÖCKLI cites three criteria concerning collisions of interests(43): (1) the direction of the collision (in true conflict of interests, the involved interests are antipodal(44)), (2) the pressure (based on how strong the personal interest is expected to influence the

(40) BÖCKLI, op.cit., p. 1793 et seq.

(41) BÖCKLI, op.cit., p. 1795.

(42) Neither the Swiss Code of Best Practice for Corporate Governance nor the draft of December 21, 2007, for a revised Company and Accounting law contain a definition of “conflicts of interest”.

(43) BÖCKLI, op.cit., p. 1795 et seq.

(44) See also HANDSCHIN, Treuepflicht des Verwaltungsrates bei der gesellschaftsinternen Entscheidfindung in von der Crone/Weber/Zäch/Zobl (Ed.), Neuere Tendenzen im Gesellschaftsrecht, Festschrift für Peter Forstmoser zum 60. Geburtstag, Zurich 2003, p. 175.

board member’s decision(45)) and (3) whether or not a collision of legal duties exists. It is evident that such a criteria-based approach calls for case-by-case evaluations rather than overarching regulations.(46) This approach is also accounted for in margin 16 of the Swiss Code of Best Practice of Corporate Governance according to which the “Chairman, or Vice Chairman, should request a decision of the Board which reflects the seriousness of the conflict of interest”.

2.             Solutions for Conflict of Interest Situations

70.           If a conflict of interest is manifest, there are different solutions proposed by jurisprudence and doctrine to overcome it. The Swiss Federal Court, in FCD 130 III 213, 219, requires that the board takes the “appropriate measures” to secure the interests of the company. Such appropriate measures can be, e.g.,(47) disclosure of the conflict, use of an objective evaluation (fairness opinion)(48), abstention from voting (even from the discussion), approval of a body of the same or a higher level (“neben- oder übergeordnetes Organ”)(49) , appointment of an external counsel or demission. Based on the aforementioned considerations, the appropriateness of any of these measures has to be evaluated while taking into account the specifics of each case, and in particular the criteria concerning the gravity of the conflict of interest.

71.           The aforementioned measures are also in line with the prerequisites elaborated by the Swiss Federal Court in the event of self-dealing or double representation.

(45) See HANDSCHIN, op.cit., p. 177 et seq., who focuses on the board member’s economic dependence on his mandate. Only if a voting out would lead to severe financial losses and thus creating an economic dependency is the possibility of being deselected to be considered as a conflict of interest.

(46) See HOPT, Erwartungen an den Verwaltungsrat in Aktiengesellschaften und Banken. Bemerkungen aus deutscher und europäischer Sicht, SZW 2008. p. 242, who demands that the subtleties of each case has to be taken in consideration,

(47) ROTH PELLANDA, Organisation des Verwaltungsrates, Diss. Zurich 2007, p. 171 et seq.

(48) See margin 16 para. 3 of the Swiss Code of Best Practice for Corporate Governance which states as follows: “Transactions between the company and members of corporate bodies or related persons should be carried out at arm’s length’ and should be approved without participation of the party concerned. If necessamy, a neutral opinion should be obtained”.

(49) See FCD 126 III 361, 363.

In general, self-dealing is forbidden, unless there is proof that there is no danger of damage to the represented party due to the nature of the business (e.g., the proof can be established by a fairness opinion) or the approval for such self-dealing is either given by non-conflicted persons or by a higher organ, e.g., the general assembly.(50)

72.           With respect to the abstention, there is a broad agreement that it often does not constitute the appropriate measure in a conflict of interest situation.(51) DRUEY correctly states that independence requires expertise and expertise requires connections. As conflicts of interest are inherent to connections, a perfectly independent director is, therefore, a perfectly clueless director, and, consequentially, also a perfectly dependent director.(52) As a result, abstention can not only constitute a breach of the board member’s legal duties, but can also be inappropriate and detrimental to the goal of finding the ideal solution in the interests of the company. It is merely a procedural measure and does not lead (as opposed to the use of a fairness opinion) to a control of the correctness of a decision with regard to its content.(53)

73.           The approval of a body of the same or a higher level (neben- oder übergeordnetes Organ”) is a measure suggested by the Swiss Federal Court.(54) BÖCKLI notes that there is a deeply rooted tradition in Switzerland to resolve conflicts of interest within the board by bringing the affair before the general meeting of the shareholders.(55) The problem with this procedure lies in the fact that the general meeting of the shareholders is normally not competent to decide the matters brought before it for such an approval, notably matters concerning management

(50) FCD 127 III 332, 333 et seq.; BÖCKLI, op. cit., p. 1780 et seq.; STUTZ/VON DER CRONE, Kontrolle von Interessenkonflikten im Aktienrecht, SZW 2003, p. 106.

(51) ROTH PELLANDA, op.cit., p. 175; BÖCKLI, op.cit., p. 1795.; FORSTMOSER, Interessenskonflikte von Verwaltungsratsmitgliedern, in Vogt/Zobl (Ed.), Der Allgemeine Teil und das Ganze, Liber Amicorum für Hermann Schulin, Basle 2002, p. 21; DRUEY, Interessenskonflikte, in Charlotte Baer (Ed.), Verwaltungsrat und Geschäftsleitung, Berne/Stuttgart/Vienna 2006, p. 70.

(52) DRUEY, op.cit., p. 70.

(53) ROTH PELLANDA, op.cit., p. 177.

(54) FCD 126 III 361, 363.

(55) BÖCKLI, op.cit., p. 1798 with further references (footnote 1659).

and administration.(56) The board of directors and the general meeting of shareholders have clear material competences and the occurrence of a conflict of interest in one of the bodies should not violate this legal order too much.

74.           However, whether or not the approval of the general meeting is able to cure a decision of the board if Company law or the Merger Act explicitly assigns the authority for such approval to the general meeting, is a different question. In this case, a violation of the legal order of competences does not occur, as the law demands the approval. However, the question as to whether or not the resolution of the general meeting — as a superior body within the meaning of the cited court jurisprudence — can effectively cure a board decision tainted with a conflict of interest has to be decided in consideration of the specific circumstances and of the interests of the company.

75.           Often, the production of a fairness opinion is sufficient to mitigate a conflict of interest. If a decision of the board concerns an element that is objectively measurable, a damage to the company can be avoided by a professional and competent assessment. Therefore, fairness opinions have gained importance in takeover proceedings; if a conflict of interest arises within the board of directors, the board can base its decision concerning the adequacy of the offer price on an external evaluation.(57)

3.             Consequences of a Decision Made by a Conflicted Board

76.           According to the von der Crone-Opinion, a decision of a conflicted board of directors may be deemed void under Swiss law. According to article 714 CO, the grounds for voidness of resolutions of the general meeting of shareholders (article 706b CO) apply by analogy to resolutions of the board of directors. In this respect, the Swiss Federal Court has declared that voidness can only be assumed in exceptional cases and restrainedly: “The implication of the rule for

(56) BÖCKLI, op.cit., p. 1798.

(57) ROTH PELLANDA, op.cit., p. 174.

decisions of the board of directors is contested, however it is undisputed that voidness is only considered in exceptional cases, e.g. in cases of serious and permanent violations against mandatory and fundamental legal provisions. ”(58) This is only the case in the event that mandatory provisions, which were established for the benefit of the public, were seriously and continuously violated or if other provisions that are essential for the structure of corporate law and fundamental principles of corporate law were violated.(59)

77.           The consequences of void board resolutions have a huge impact on the legal certainty and clarity of the business process of a company,(60) which is one reason, among others, why high standards are set for declaring board resolutions void. It is for instance not sufficient to declare a resolution of the board as void just because a provision of the articles of incorporation was breached, unless of course this provision is mandatory and was established on the basis pf public interests.(61) Board members are responsible for representing the company and they often have to make difficult decisions concerning the management, which do not tolerate any delay. Otherwise, damage to the company can be expected.

78.           Consequentially, Swiss doctrine holds that a board decision tainted by a conflict of interest is not void, but it can lead to personal liability of the members of the board of directors, according to article 754 CO, if the requirements (violation of a duty, damage, fault, causal connection) are given.(62)

79.           This view is also consistent with the practice of the Swiss Federal Court concerning conflicts of interest, which requires the application of appropriate measures to secure the interests of the company and allows mitigating measures after the fact. This practice reflects a pragmatic view focusing on the interests of the

(58) FCD 133 III 77, 79: “La portée de la règle pour les décisions du conseil d’administration est discutée, mais il n’est pas contesté que la nullité ne sera admise qu’exceptionnellement, par exemple en cas de violation grave et durable de régles lègales impératives et fondamentales”.

(59) Basle Commentary CO II-WERNLI, op.cit., article 714 margin note 10 with further references.

(60) Basle Commentary CO II-WERNLI, op.cit., article 714 margin note 10.

(61) Basle Commentary CO II-WERNLI, op.cit., article 714 margin note 10.

(62) BÖCKLI, op.cit., p. 1643; RHEIN, Die Nichtigkeit von VR-Beschlüssen, Diss. Zurich 2001, p. 239; DRUEY, op.cit., p. 75.

company. The legal concept of voidness (see article 20 para. 1 CO) is incompatible with this view, as it implies a strict dichotomy creating uncertainty and, most likely, would cause results that would be detrimental to the interests of the company.

4.             Independent and Dependent (“Fiduciary”) Board Members

a.             Definition and General Remarks

80.           There are no statutory rules on independence. The question of if and to what extent a board member who is affiliated with a shareholder or a third party is in a conflict of interest situation concerns the concept of the “fiduciary” or “dependent” board member.

81.           The term fiduciary board member has already been coined a long time ago by GAUTSCHI and JÄGGI.(63) Accordingly, a fiduciary board member is a board member who executes his mandate in his own name but in the interests and upon the instructions of a third party.(64)

82.           There are different subcategories of fiduciary board membership, namely the “dependent” board member (a term that originated from the law of corporations and describes the board member of a dependent company who acts upon instructions of the parent company(65)), the representative of a legal entity according to article 707 para. 3 CO and a representative of the state.(66) They all share the characteristics described in the aforementioned definition, notably they all act upon instructions of and in the interest of a third party.

(63) GAUTSCHI, Fiduziarische Rechtsverhältnisse besonderer Art, SJZ 45 (1949) p. 301 et seq.; JÄGGI, Ein Gerichtsurteil über den „abhängigen“ (fiduziarischer) Verwaltungsrat, SJZ 56 (1960), p. 1 et seq.

(64) See LAZOPOULOS, Interessenskonflikte und Verantwortlichkeit des fiduziarischen Verwaltungsrates, Diss. Zurich 2005, p. 10.; see also LIPS-RAUBER, Die Rechtsbeziehungen zwischen dem beauftragten fiduziarischen Verwaltungsrat und dem Fiduzianten, Diss. Zurich 2005, p. 16.

(65) See already JÄGGI, op.cit., p. 3.

(66) LAZOPOULOS, op.cit., p. 11 et seq.

83.           It emanates from the definition of the fiduciary board member that the question as to whether or not a person qualifies as a fiduciary board member is to be answered by the examination of the relationship between the said board member and the third party. The most relevant questions are whether the board member is obliged to follow instructions of a third party and whether he generally acts in the interests of the third party. Such duties are of a contractual nature and typically derive from a mandate agreement, an employment agreement or a shareholder’s agreement.(67) The fiduciary board member is — by definition — in a contractual relationship with the third party.(68)

b.             Specific Definitions of Independence

84.           As mentioned above, there are no statutory rules on independence. However, the Swiss Code of Best Practice for Corporate Governance (hereinafter: “Swiss Code of Best Practice”) as well as the New York Stock Exchange Rules contain provisions on independence. Furthermore, some bylaws or organizational regulations of companies may also contain provisions on independence.

85.           The Swiss Code of Best Practice states that particular rules on independence should be applied with regard to committee members. Therefore, it is recommended that a majority of the members of certain committees be independent. Independent members shall mean non-executive members of the board who were never members of the executive management (or were members more than three years ago) and who have no, or comparatively minor, business relations with the company (margin 22 of the Swiss Code of Best Practice).

86.           The criteria for independence set out in the current Swiss Code of Best Practice are vaguely formulated but, nevertheless, they have proven to be workable. Each company may provide stricter criteria if it considers this to be a desirable course

(67) LAZOPOULOS, op.cit., p. 21 et seq.; LIPS-RAUBER, op.cit., p. 33 et seq.

(68) see LIPS-RAUBER, op.cit., 37 et seq., who denies that such fiduciary relationship can solely derive from Company law.

of action, especially in relation to the more strict requirements of foreign stock exchanges.

87.           Furthermore, the New York Stock Exchange Rules provide for a certain number of independent directors for listed companies(69) (see 303A.01). An independent director is one who has “no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)”. The materiality element requires a board determination that “broadly considers all facts and circumstances (...) not only from the standpoint of the director but also from that of persons or organizations” with which the director is affiliated.(70)

c.             The Impact of the Nomination of a Board Member by a Shareholder

88.           As a consequence of the contractual nature of the dependency of a fiduciary board member, the mere fact that a board member had been nominated by a specific shareholder does not in itself make this board member a fiduciary or a dependent board member. The nomination of candidates by a shareholder is a standard procedure. Thereby, the shareholder may have various reasons as to why he chooses a particular candidate. He may value his expertise or experience, or he may follow corporate governance principles that demand a well-balanced membership of the board of directors.(71) The candidacy may also be the result of a compromise (explicit or implicit) between different shareholders and not represent the first choice of any of the involved parties.

89.           In order to determine whether or not a nominee has ties to the nominating shareholder that will make future conflicts of interest likely, only the intra partes

(69) Prior to November 25, 2009, three independent directors were required. As of November 25, 2009, listed companies must have a majority of independent directors.

(70) NYSE Listed Company Manual, http://nysemanual.nyse.com/lcm/help/lcm-rules-map.html; as of November 25, 2009, the NYSE Listed Company Manual, section 303A.01 provides that listed Companies “must have a majority of independent directors” The definition of an independent director is elaborated in section 303A.02 of the Manual with commentary thereto.

(71) See for example margin 12 of the Swiss Code of Best Practice for Corporate Governance.

relationship between the nominee and the nominating shareholder is of relevance. Perceptions may, in some cases, allow conclusions with regard to the existence of contractual ties, but these perceptions should not be confused with the contract itself and, for the above-stated reasons, the nomination of a candidate does not qualify as a fact that would allow such conclusion.

90.           In the present case, the question arises whether board members may be regarded as “designees” of a related person. “Designee” comes from “designate”, which means “to indicate, select, appoint, nominate or set apart for a purpose or duty, as to designate an officer for a command.”(72) This implies a certain closeness between shareholder and board member, whereas a mere nomination under Swiss Company law does not imply any closer relationship. It may not be said that directors nominated by a major shareholder are barred from voting.

IV.           Conclusions

A.            The Limitation the Competences of Independent Director Committee and the Duties of Its Members under Swiss Law

91.           In this case, a lot of dust must be blown away and it does not help to just put on goggles in order to avoid blindness.

92.           As the conclusion of the eventual merger agreement is a non-transferable and inalienable duty of the entire board of directors, the competence to conclude cannot be assigned to the Independent Director Committee. Article 5 Section 5 para. 1 of the OrgReg provides that “the Board shall only resolve such matters if a majority of the members of Independent Director Committee so recommends”, this could be interpreted as a veto right. This seems to be the von der Crone-Opinion’s interpretation as well because it states that “the board cannot validly

(72) Black’s Law Dictionary, 6. Ed., St. Paul/Minnesota 1990, p. 447.

decide alone [due to the conflict of interest](73)”. Such a view, however, is incompatible with the order of article 716a CO. Special committees can be of great value for a company, and its members may indeed have “more time and skills to deal with the topic in depth (...) and therefore will be able to reduce the risk of mistakes.”(74) This, however, does not change the fact that non-transferable duties, such as the conclusion of the merger agreement and the respective decisions, have to be fulfilled by the entire board. The IDC can and — pursuant to the OrgReg — should have a part in the decision making process, but its power cannot extend to a veto right. In order to be compatible with the applicable Swiss law, article 5 Section 5 of the OrgReg has to be interpreted as a mere recommendation to follow the IDC’s recommendation. This view is also consistent with the rules that the IDC has itself adopted in its Charter. With regard to “Special Transactions” (transactions that relate to Alcon, to the shares of Alcon or to related party transactions involving one ore more major shareholders of Alcon), the Charter gives the IDC merely the authority for evaluating and advising “as to feasibility, compliance (...), structuring and protection of the interests of both the Company and the minority shareholders”. The Charter, which is the more special (lex specialis) codification compared to the OrgReg, is therefore in line with the requirements set forth by mandatory Swiss company law: While the IDC is authorized to recommend and advise, the competence to decide remains with the board of directors. The IDC cannot block a merger proposal, and the minority in a board decision may not try to block a merger on behalf of the company.

93.           We do not share the view expressed in the von der Crone-Opinion that once a transaction is envisaged, the rules established must be maintained. It is obvious that the protection of minority interests is a legal duty, but the modalities may be changed and the ultimate legal protection is provided by statutory law, namely article 105 of the Merger Act.

(73) Von der Crone-Opinion, p. 9.

(74) Von der Crone-Opinion, p. 9.

94.           Furthermore, it has to be stressed that the members of the IDC have the same obligations as all the other board members. They have a duty of care and a duty of loyalty. As all board members, they have to act in the interests of the company. With respect to the merger proposal, the members of the IDC (as well as the other board members) are obliged by law to answer the question as to whether or not the merger is in the interests of Alcon. The members of the IDC are not the advocates of specific shareholders and auctioning such shareholders’ shares in a merger is not their duty. Their duty is to act in the long term interests of the company. In this respect, the von der Crone-Opinion lacks any reference to the most important question, namely, whether or not the merger is in the interest of the company. In its interpretation of Alcon’s Organizational Regulations, the company interest is abandoned in favor of a contradictory process between the interests of specific shareholder groups. However, despite the contradictory approach the von der Crone-Opinion seems to embrace, it argues that board members who were nominated by the majority shareholder are conflicted, and the IDC, which “is meant to protect the minority shareholders,”(75) shall have the final say. With this argument, the von der Crone-Opinion ultimately replaces the interests of the company with the interests of the minority shareholders. Such an interpretation of the OrgReg is inconsistent with the applicable Swiss law. The members of the IDC — as well as the other members of the board — have a duty to protect the interests of the company. All in all, the IDC goes beyond the law and, as a result, they could become liable for damages resulting therefrom.

B.            The Status of Board Members Nominated by Novartis Under Swiss Law

95.           The von der Crone-Opinion is based on the premise that the board members nominated by Novartis would automatically be conflicted with regard to the Novartis merger proposal.(76)

(75) Von der Crone-Opinion, p. 19.

(76) Von der Crone-Opinion, p. 6.

96.           This view is wrong. First, a conflict between minority and majority shareholders does not by itself result in a conflict of interest within the board. Instead, tackling such conflicts in consideration of the (long term) interests of the company is part of the mandate and the duties of a board and the board members, and the board cannot avoid this duty by stipulating internal organizational rules to the contrary.

97.           Second, the question as to whether or not a conflict of interest exists in a certain situation has to be evaluated by a criteria-based approach in consideration of the specific circumstances in the specific case, not by abstract and overarching regulations. With respect to the relationship between a shareholder and a board of director, a conflict of interest situation may arise if “fiduciary board members” are involved. However, the question as to whether or not a person qualifies as a fiduciary board member is to be answered by the examination of the relationship between the said board member and the shareholder. The relevant question is whether a board member nominated by Novartis is contractually obliged to follow Novartis’ instructions and will generally act in Novartis’ interest. The von der Crone-Opinion does not deal with this important question.

98.           Third, based on the definitions and descriptions of independence regulated in the Swiss Code of Best Practice, the New York Stock Exchange Rules, the Organizational Regulations of the board of Alcon and the Charter, there are no reasons for excluding board members from voting on the merger agreement merely due to the single fact that they were nominated by a major shareholder. The Swiss Code of Best Practice does not mention this nomination as a requirement for independence. Also, pursuant to the rules of the NYSE and its regulatory commentary, the ownership of a significant amount of stock does not lead to the conclusion that the owner is not independent. Therefore, the same applies to a member of the board that was nominated by a major shareholder. The reasons for choosing a specific person can be diverse. What matters is the specific relationship between the nominated board member and the shareholder.

99.           In addition, the Organization Regulations of the board of Alcon also provide for independent directors, as defined under the NYSE Rules, who shall act as members of the IDC. As mentioned, members of the board nominated by Novartis may qualify as independent members.

100.         Furthermore, the Organizational Regulations also specify the situation of conflicting interests. According to the OrgReg, a conflicting interest is given if a board member or a Related Person has any financial or non-financial interest in a matter, and this interest is of such significance to the board member or to the Related Person that it is expected that the board member’s judgment may be interfered with. In this context, it must be pointed out that a Related Person is defined as an entity or a person (namely a third party) of which the board member of Alcon is acting as a member of a board or is otherwise financially or personally involved. Put in other words, only the relationship to the outside is affected and not the relationship within Alcon. This is consistent with the established principles concerning fiduciary board members. Therefore, the term “designee” in article 8 section 1 lit. (b) (iii) OrgReg is to be interpreted under the applicable Swiss law in this sense. It can only mean a person who, due to a contractual relationship, executes his mandate in his own name but in the interests and upon the instructions of a different entity. As long as a board member is merely nominated by a shareholder but not contractually obliged to follow his instructions and safeguard his interests, he cannot be described as a conflicted designee.

101.         The statement that a majority shareholder nominated candidate is eo ipso conflicted for any transaction with this majority shareholder is wrong under Swiss law and under the OrgReg.

102.         Furthermore, attention should be drawn to the following: Although the situation is obfuscated, it is clear that the actual board is not conflicted with respect to the merger and its circumstances. The question concerning possible conflicts within a future board is a separate question, which, as has been posed above, depends on the position of the persons nominated.

C.             Consequences of a Hypothetical Conflict of Interest or Inadequate Compensation under Swiss Law

103.         The von der Crone-Opinion’s suggestion(77) that a decision taken by a board with a conflicted majority would be void is wrong. The view of the Opinion is not only contrary to the Swiss doctrine but also to the practice of the Swiss Federal Court, which reflects a pragmatic view focusing on the interests of the company. The legal concept of voidness would be incompatible with this view as it implies a strict dichotomy creating uncertainty and, most likely, would cause results that would be detrimental to the interests of the company.

104.         The von der Crone-Opinion further mentions different possibilities as to how to mitigate a conflict of interest. In the end, it comes to the conclusion that a three-step approval process must be followed, which includes the approval of the IDC. Thereby, the Opinion effectively disempowers the board of directors via a veto right of the IDC.

105.         For the reasons outlined above, the disempowerment of the supposedly conflicted board members is not a preferable — and often an illegal — way to proceed under the applicable Swiss law to overcome a conflict of interest; it contradicts the board members’ duties to ultimately lead the company and, thereby, to vote. With respect to the question of adequate compensation in takeover proceedings, the usual way to overcome conflicts is to produce fairness opinions. As a fair compensation is objectively measurable, the risk of an unfair result due to the votes of conflicted board members can be excluded.

106.         As has been demonstrated, the Swiss Merger Act already provides for solutions to eliminate negative effects for shareholders, combining the elements of approval by the supreme body and objective assessment. Article 12 assigns the power of final approval to the general meeting of shareholders. In this respect, every major decision made by the board concerning the merger agreement, including the exchange ratio, is subject to approval by a superior body. The notion

(77) Von der Crone-Opinion, p. 12 et seq.

of the von der Crone-Opinion that the shareholders directly interested in the decision must abstain in this voting(78) is wrong. Again, the Opinion seems to see Company law as a matter of conflicting shareholder interests. However, Swiss law and practice considers the natural tensions between majority and minority shareholders mainly as a matter of contract law, typically to be resolved in shareholders’ agreements, which regulate the duties and rights of the specific parties without directly interfering in the legal order of the company structure. With respect to the shareholders’ approval of a merger, the law requires an affirmative vote of two-thirds of votes represented at the meeting and the absolute majority of the par value of shares represented at each shareholder meeting for approval. There are no specifications with respect to minority or majority shareholders.

107.         Instead, the Merger Act provides for a sophisticated assortment of legal remedies to protect minority shareholders in particular. Article 105 of the Merger Act specifically addresses the problem of a possible inadequate compensation. Thus, the solution of the legislature in this respect was to give the ultimate word to the judge. It would therefore be contrary to the intentions of the legislature to arbitrarily introduce minority protection mechanisms with respect to adequate compensation. This is particularly true if such mechanisms contradict the legal order concerning the supreme administrative or management bodies and basic principles such as the shareholder’s right to vote.

108.         If the minority shareholders only wish to challenge the unfair exchange ratio by requesting the judge to examine the membership and equity rights as well as any compensatory payment allocated to them, then only article 105 of the Merger Act is applicable. The appraisal claim remedy is also a lex specialis in comparison to article 106 of the Merger Act if a shareholder intends to attack the alleged unfairness of an exchange ratio. The suggestion that a shareholder could challenge the general meeting of shareholder’s resolution against this background is untrue. Article 108 of the Merger Act is also subsidiary in relation to article 105

(78) Von der Crone-Opinion, p. 7.

of the Merger Act as it applies only if there is a remaining damage, which article 105 of the Merger Act intends to obviate.

D.            The Litigation Trust

109.         The shift away from the primacy of the company interest, as mandated by Swiss Company law, towards a US contradictory style of process between the interests of specific shareholder groups is further accentuated by the establishment of the Litigation Trust. Here, the funds of the company are allocated from a Swiss point of view in an illegal way for the purpose of financially supporting specific shareholders with respect to possible lawsuits against the majority shareholder, board member and/or management, or even the company itself. It must be stressed that, within the meaning of Swiss Company law, the beneficiaries of the trust agreement are third parties. They are not a part of the company and their interests are not the interests of the company. Therefore, board members are not allowed to use company funds in order to support the interests of minority shareholders.

110.         The fact that the Litigation Trust has been concluded under US law does not alter the fact that Alcon is a Swiss Company - that its bylaws, internal regulations, powers of the board, and its committees and members are all governed by Swiss law, and that the eventual lawsuits filed by minority shareholders will be based on the remedies provided by the Swiss Merger Act, namely articles 105, 106 and 108. As has been demonstrated, all of these remedies, and article 105 of the Merger Act in particular, provide for regulations concerning the costs of the proceedings; these differ from the generally applicable “loser pays-rule” and, therefore, favor potential claimants. With regard to article 105 of the Merger Act, under normal circumstances, a losing claimant does not have to bear the costs of the proceedings. Summed up, considering the remedies it offers, the Swiss Merger Act already protects minority shareholders from potential financial burdens; there is no room for the preemptive use of company funds for this purpose.

111.         In light of the foregoing, the Litigation Trust is incompatible with both Swiss Company law and the procedural provisions of the Swiss Merger Act. By taking the decision to create the Litigation Trust and by becoming Trustees of misappropriated funds in order to develop a litigation strategy against the company, the IDC members are not acting in conformity with the fiduciary duties of board members.

Please feel free to contact me in case of any further questions.

Yours sincerely,

/s/ Peter Nobel
Prof. Dr. Peter Nobel
Attorney-at-law

About the author of the opinion:

Professor Dr. Peter Nobel is Professor Emeritus at the University of St. Gallen and Professor in ordinary ad personam for Swiss and International Trade and Commercial Law at the University of Zurich. He has taught several courses in Corporate Law, and has had numerous publications in this area of law. He is also the Editor-in-chief of the “Schweizerische Zeitschrift für Wirtschaftsrecht” (Swiss Commercial Law Review). Prof. Dr. Nobel has practiced as an Attorney at Law in Zurich since 1980, and he has served as a Substitute Judge and a Specialized Judge at the Court of Commerce of the Canton of Zurich for the last 25 years. He was a member of the Swiss Federal Banking Commission (now FINMA) for 13 years, during which time he also participated as a member of the Commission’s takeover chamber.